File No. 70-8887

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       AMENDMENT NO. 5 (POST-EFFECTIVE) TO

                        FORM U-1 APPLICATION-DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                 -----------------------------------------------

                       PUBLIC SERVICE COMPANY OF OKLAHOMA
                               212 East 6th Street
                           Tulsa, Oklahoma 74119-1212

                   (Names of company filing this statement and
                     address of principal executive office)
               ---------------------------------------------------

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)
               ---------------------------------------------------

                               William R. McKamey
                                 General Manager
                       Public Service Company of Oklahoma
                               212 East 6th Street
                           Tulsa, Oklahoma 74119-1212

                                 Wendy G. Hargus
                                    Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                               Dallas, Texas 75202

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

                   (Name and addresses of agents for service)


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                  Public  Service  Company  of  Oklahoma  ("PSO"),  an  Oklahoma
corporation and a wholly-owned electric utility subsidiary of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), hereby files this Amendment No. 5 (Post-Effective) to the Form U-1 Application-Declaration in this File (the "Application") for the purposes of amending Item 1 of the Application to read as follows:
Item 1.  Description of Proposed Transaction.
         By order dated December 30, 1996 (the "Order"), the Securities and Exchange Commission (the "Commission") authorized PSO to make a capital contribution to Nuvest L.L.C. ("Nuvest"), which provides services to public utility companies through its subsidiaries, Numanco, Inc. ("NI") and Numanco L.L.C. ("Numanco") (collectively, together with Nuvest, "Numanco Companies"). As a result of such capital contribution, PSO acquired a 4.9% voting interest and 70% economic interest in Nuvest. PSO was also authorized to guarantee the obligations of the Numanco Companies up to an aggregate $12 million. Public Service Company of Oklahoma, Holding Co. Act Release No. 26638 (December 30,
1996). The aggregate amount of the guarantees authorized was based on the projected financing and cash flow requirements of the Numanco Companies.
         By this amendment, PSO is seeking authorization to (i)increase its aggregate capital contribution in Nuvest to $5 million and (ii) increase the
current   aggregate   amount  of  authorized   guarantees  from  $12,000,000  to
$18,000,000,  based on increased  operating capital  requirements of the Numanco
Companies.   PSO  will   maintain  its  70%   interest  in  the  total   capital
contributions, profits and losses of Nuvest, and its voting interest shall remain at 4.9%. PSO is currently the only cash investor in Nuvest. The other owners of Nuvest received their 30% economic interest and shall maintain such 30% interest as compensation for their day to day management and operation of the Numanco Companies.
         PSO hereby withdraws its proposal to receive an annual non-cash dividend on its additional $4,300,000 investment.
         Nuvest  intends  to  use  the  additional  capital   contributions  and
guarantees from PSO solely to provide working capital for, and to facilitate growth in the business of, the Numanco Companies.
         Specifically, the additional capital contribution and guarantees from PSO may be used by Nuvest for the following purposes: (1) to permit additional working capital to support payroll and other operating expenses of the Numanco Companies between the inception of new services contracts and payments made by customers under those contracts; (2) to provide flexibility for Nuvest to enter into new banking arrangements that are on terms more favorable than existing arrangements; and (3) to enable Nuvest to acquire businesses which are in the same or complementary lines of business as the Numanco Companies.



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                                S I G N A T U R E
                                - - - - - - - - -



                Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.
                Dated:  April 16, 1999


                                     PUBLIC SERVICE COMPANY
                                            OF OKLAHOMA


                                     By:  ____________________
                                          William R. McKamey
                                          General Manager